UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 18, 2014 (July 15, 2014)
Date of Report (Date of earliest event reported)

MEDGENICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-35112	98-0217544
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

435 Devon Park Drive, Building 700

Wayne, Pennsylvania 19087

(Address of principal executive offices, zip code)

(610) 254-4201
(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 15, 2014, Medgenics, Inc. (the “Company”) and its wholly owned subsidiary, Medgenics Medical Israel, Ltd. (“MMI”), entered into an addendum (the “Addendum”) to their employment agreement with Phyllis K. Bellin. The Addendum is effective as of July 1, 2014.

Pursuant to the Addendum, Ms. Bellin’s is now the Vice President of Administration, Misgav of MMI. The Addendum decreased the amount of time Ms. Bellin is expected to work from full-time to approximately 60% of full-time, and correspondingly decreased Ms. Bellin’s gross salary from $159,496 per year to $100,000 per year. Additionally, Ms. Bellin is now eligible for an annual discretionary bonus of up to 35% of her annual salary in lieu of any other bonus to which she was eligible prior to entering into the Addendum. MMI will continue to be obligated to make contributions to a Managers Insurance Policy or a comprehensive pension plan, or a combination of the two, at Ms. Bellin’s discretion, and an advanced study fund (“keren hishtalmut”).

Further, the Addendum provides that the term of Ms. Bellin’s employment agreement will end on June 30, 2015 unless earlier terminated pursuant to such employment agreement, subject to extension for subsequent one year terms upon the parties’ mutual agreement. Upon termination of the employment agreement by MMI for any reason other than death, disability or cause, Ms. Bellin would be entitled to receive (i) accrued severance of $187,041 and (ii) an additional severance payment equal to one month of Ms. Bellin’s salary and social contributions for each 12 month period occurring between July 1, 2014 and the termination date (collectively, the “Termination Payment”). Additionally, upon termination other than for cause or if MMI does not agree to extend the term for any reason, Ms. Bellin would be entitled to receive an additional payment to be calculated based on the difference between the amount of Ms. Bellin’s then current salary and benefits and the salary and benefits that Ms. Bellin was entitled to prior to the effective date of the Addendum. Upon a termination by MMI for death, disability or cause or a termination by Ms. Bellin, Ms. Bellin would not be entitled to receive any severance or other amounts, except for any amounts payable under the Managers Insurance Policy and/or comprehensive pension plan described above. Upon termination for any reason, Ms. Bellin would receive a payment related to accrued vacation of $33,780, plus redemption of unused vacation days accruing after July 1, 2014, and any outstanding recuperating pay.

The Addendum also provides that the Company shall recommend for approval by its Compensation Committee that all unvested stock options granted to Ms. Bellin by the Company as of the date of the Addendum vest upon the termination of her employment with MMI and that all outstanding stock options granted to Ms. Bellin by the Company as of the date of the Addendum remain exercisable until their stated expiration dates, in each case unless such termination was for cause. On July 15, 2014, the Compensation Committee approved such changes to Ms. Bellin’s stock options.

Except as modified by the Addendum, the remaining terms of Ms. Bellin’s employment agreement remain in full force and effect.

The foregoing description of the Addendum is qualified in its entirety by reference to the Addendum, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is filed herewith:

Exhibit No.	Description

10.1	Addendum to Employment Agreement, entered into as of July 15, 2014, between Medgenics, Inc., Medgenics Medical Israel, Ltd. and Phyllis Bellin.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDGENICS, INC.

By:	/s/ John Leaman
Name: John Leaman Title: Chief Financial Officer

Date: July 18, 2014